Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

Contact:	Marlys Knutson
Polaris Industries
(763) 542-0533
Polaris Names Scott Wine New Chief Executive Officer
     MINNEAPOLIS, August 4, 2008 – Polaris Industries Inc. (NYSE:PII) today named Scott W. Wine Chief Executive Officer, effective September 1, 2008. Mr. Wine will succeed outgoing CEO Thomas C. Tiller, who will continue to serve as a member of the company’s Board of Directors.
     Mr. Wine joins Polaris from UTC Fire and Security, a unit of Hartford, CT, based United Technologies Corporation (NYSE:UTX), where he served as President, Fire Safety Americas. He also held senior leadership positions at Danaher Corp., Honeywell International and served as an Officer in the United States Navy.
     Wine’s selection comes at the end of an extensive and carefully conducted search process. The Polaris Board of Directors, led by Chairman Greg Palen, conducted a comprehensive evaluation of all candidates and unanimously believes that Wine is the ideal candidate to lead Polaris in the future.
     “As a proven leader with considerable experience across a variety of industries and three outstanding international companies, Scott has an impressive track record of producing outstanding results,” Palen said. “We’re confident that Scott, together with our strong management team, will continue Polaris’ remarkable history of innovation, leadership and results benefitting all of our stakeholders.”
     Polaris announced in January that Tiller expected to step down from his CEO position by the end of 2008, when his current employment contract expires. Tiller, 47, has been with the company since July, 1998 and its CEO since May, 1999. Tiller said his decision was for personal reasons and that he will remain on the Polaris Board of Directors.
     “Tom and his team did an outstanding job of leading Polaris for the past ten years and we feel very fortunate to be able to continue that success by adding Scott’s experience and skills to that team,” Palen said.
     Mr. Wine will be only the third Polaris CEO in the past 27 years and will work with a senior management team that includes Chairman Palen and President and COO Bennett Morgan to execute on the 10-year vision to become a much bigger and more profitable global company. Mr. Wine will join the Board of Directors of Polaris.
     “I’m extremely excited to be joining such a great management team and a company with such amazing products and a strong and innovation-focused culture,” said Wine. “Tom and the senior management team have had such consistent success and I look forward to building on that accomplishment.”
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Polaris Names Scott Wine New Chief Executive Officer / Page 2
     Wine, 41, is a 1989 graduate of the United States Naval Academy and received a Masters in Business Administration from the University of Maryland. He will relocate shortly to Minnesota with his wife and two children from his current home in Connecticut.
About Polaris
     With annual 2007 sales of $1.8 billion, Polaris designs, engineers, manufactures and markets all-terrain vehicles (ATVs), including the Polaris RANGER™, snowmobiles and Victory motorcycles for recreational and utility use.
     Polaris is a recognized leader in the snowmobile industry, one of the largest manufacturers of all terrain recreational, utility and side-by-side vehicles (ATVs) in the world, and rapidly making impressive in-roads into the motorcycle cruiser and touring marketplace under the Victory® brand. The Victory motorcycle division was established in 1998 representing the first all-new American-made motorcycle from a major company in nearly 60 years. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships.
     Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.
     Information about the complete line of Polaris products, apparel and vehicle accessories are available from authorized Polaris dealers or anytime from the Polaris homepage at www.polarisindustries.com.
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Polaris Names Scott Wine New Chief Executive Officer / Page 3
Biography
Scott W. Wine
Chief Executive Officer
Polaris Industries Inc.
Scott Wine is the new CEO of Polaris Industries Inc. – a recognized leader in the Powersports Industry and a leading producer of snowmobiles, ATVs, utility vehicles and motorcycles. A proven leader with considerable experience across a number of industries, Wine has worked for a variety of outstanding international companies compiling an impressive track record of outstanding results.

Since 2007, Mr. Wine served as President, Fire Safety Americas, a division of UTC Fire & Security in Farmington, Conn. Wine led more than 3600 employees in seven operating companies and drove growth and productivity through acquisitions, new product development, and operational excellence.

Wine also spent five years, 2003 to 2007, with Danaher Corp. of Washington, D.C., serving as President of its Jacob Vehicle Systems and Veeder-Root subsidiaries and Vice President and General Manager, Manufacturing Programs in Europe.

From 1996 to 2003 he held a number of operations and executive positions, both international and domestic, with Allied Signal Corp.’s, Aerospace Division, which became Honeywell International after a 1999 merger with Honeywell, Inc. While there, Wine was responsible for the division’s international operations and during his tenure the business grew significantly in the Middle East and Eastern Europe.

Wine began his career as a naval officer after graduating from the U.S. Naval Academy in 1989, serving as a supply officer on the USS Lewis B. Puller before accepting an assignment at the Pentagon in 1993.

Wine and his wife, Jill, have two sons, aged 8 and 4. A motorcycle, ATV and snowmobile rider since childhood, Wine remains an avid rider and outdoorsman.

Education

U.S. Naval Academy University of Maryland	1989 1995	Economics/French M.B.A. — Finance

Photo: Polaris Industries Inc.
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